Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in (i) Form S-8 Registration Statements Nos. 33-94546, 333-07195, 33-94544, 333-07199, 333-52589, 333-62781, 333-52593, 333-77883, 333-87882 and 333-87880, pertaining to the Sypris Solutions, Inc. 1994 Stock Option Plan for Key Employees and to the Sypris Solutions, Inc. Independent Directors’ Stock Option Plan and (ii) Form S-8 Registration Statement No. 333-70319 pertaining to the Sypris Solutions, Inc. Employee Stock Purchase Plan, of our report dated January 30, 2004 with respect to the consolidated financial statements and schedule of Sypris Solutions, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/ Ernst & Young LLP

Louisville, Kentucky

February 9, 2004